Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: January 6, 2025

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Prices $1.5 Billion of Senior Notes

Williams (NYSE: WMB) announced today that it has priced a public offering of $1.0 billion of its 5.600% Senior Notes due 2035 at a price of 99.843 percent of par and $500 million of its 6.000% Senior Notes due 2055 at a price of 99.330 percent of par. The expected settlement date for the offering is January 9, 2025, subject to the satisfaction of customary closing conditions.

Williams intends to use the net proceeds of the offering to repay its commercial paper, near-term debt maturities and for other general corporate purposes.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

An automatic shelf registration statement relating to the notes was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. Before you invest, you should read the prospectus in the registration statement and other documents Williams has filed with the SEC for more complete information about Williams and the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Attention: Prospectus Group

Email: Prospectus.Ops@db.com

J.P. Morgan Securities LLC

383 Madison Ave

New York, New York 10179

Attention: Investment Grade Syndicate Desk

Phone: (212) 834-4533

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, New York 10020

Toll-free: 1-866-271-7403

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our 33,000-mile pipeline infrastructure to move a third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future – by powering the global economy while delivering immediate emissions reductions within our natural gas network and investing in new energy technologies.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.